Exhibit 99.2

14375 NW Science Park Drive
Portland, OR 97229
February 4, 2020

CFO Commentary on Fourth Quarter 2020 Financial Results and 2021 Financial Outlook

Constant-currency net sales, a non-GAAP financial measure, is referenced throughout this commentary. Please see the "Supplemental Financial Information" section and financial tables included below for a more detailed description.

COVID-19 Update

In fourth quarter 2020, lower net sales and profitability primarily reflect the ongoing negative effects of the COVID-19 pandemic. The following section summarizes COVID-19 pandemic related issues impacting the Company.

•Health, Safety and Well Being
▪The Company's top priority throughout this pandemic remains to protect the health and safety of our employees, their families, our customers and our communities. We are continually adapting business operations to adhere to evolving local and regional guidelines and safety protocols across all areas of our global business to help contain the spread of the virus.

•Direct-to-consumer ("DTC") E-commerce and Brick & Mortar Store Performance
▪In fourth quarter 2020, global DTC e-commerce net sales grew 41 percent year-over-year and represented 23 percent of total net sales.
▪While there were isolated temporary store closures resulting from local regulations or safety concerns, the majority of our owned stores remained open throughout the fourth quarter. Government mandated lockdowns and restrictions impacted the productivity of Europe-direct stores throughout fourth quarter 2020 and stores in Canada, starting in December. Store productivity in several markets continue to be impacted by lockdowns and restrictions in first quarter 2021.
▪Overall brick & mortar store traffic trends remain well below prior year levels. Stores in destination locations and tourist dependent markets remain some of the most severely impacted stores within our fleet.
▪In 2020, as part of a review of our owned retail stores, the Company permanently closed 13 stores in the U.S. and one in Europe. In fourth quarter 2020, the Company incurred $18.1 million in retail impairments and store closure charges. We continue to evaluate our portfolio of stores on an ongoing basis and may close additional stores.
•Supply Chain and Logistics
▪Logistics, port congestion, parcel shipping capacity constraints and enhanced distribution center health and safety protocols strained fulfillment service levels during the fourth quarter. We worked to maximize sales volumes within these constraints and were able to deliver results better than our fourth quarter financial outlook.
▪Supply chain and logistics issues outlined in the above paragraph, coupled with ongoing global constraints on ocean transportation, including vessel and container shortages, are resulting in later Spring 2021 receipts and deliveries to wholesale customers as well as availability of Spring 2021 inventory for our DTC businesses.

•Cost Structure
▪During fourth quarter 2020, we realized approximately $30 million in Selling, General and Administrative ("SG&A") savings from cost containment actions and lower variable expenses. For the full year, we achieved our 2020 SG&A expense savings goal of more than $100 million, in comparison to last year, before retail impairments and store closure charges, a prAna trademark impairment, severance and restructuring charges and incremental bad debt provisions.

Fourth Quarter 2020 Financial Results
(All comparisons are between fourth quarter 2020 and fourth quarter 2019, unless otherwise noted).

Financial Summary

	Three Months Ended December 31,
(dollars in millions, except per share amounts)	2020	2019	Change
Net sales	$915.7	$954.9	(4)%
Gross margin	50.6%	50.1%	50 bps
Selling, General and Administrative rate	37.5%	36.1%	140 bps
Operating income	$123.7	$138.6	(11)%
Operating margin	13.5%	14.5%	-100 bps
Net income	$95.8	$114.0	(16)%
Diluted earnings per share	$1.44	$1.67	(14)%

Net Sales

Net sales decreased 4 percent to $915.7 million from $954.9 million for the comparable period in 2019. Wholesale net sales decreased 5 percent to $446.0 million from $470.8 million for the comparable period in 2019. Lower wholesale net sales in the quarter were primarily driven by earlier actions to curtail purchases of Fall 2020 inventory in conjunction with wholesale customer order cancellations and lower consumer demand resulting from the pandemic. These factors were partially offset by the timing of Fall 2020 shipments shifting out of third quarter 2020 and into fourth quarter 2020 and increased reorders from wholesale customers. DTC net sales decreased 3 percent to $469.7 million from $484.1 million for the comparable period in 2019. Lower DTC net sales primarily reflected lower brick & mortar sales, partially offset by a 41 percent increase in e-commerce sales.

Net Sales Detail

	Three Months Ended December 31,
	Reported Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(in millions, except for percent changes)	2020	2019	% Change	% Change
Geographic Net Sales:
U.S.	$599.1	$634.0	(6)%	(6)%
LAAP	163.6	171.6	(5)%	(8)%
EMEA	85.6	99.8	(14)%	(18)%
Canada	67.4	49.5	36%	37%
Total	$915.7	$954.9	(4)%	(5)%

Brand Net Sales:
Columbia	$699.7	$751.1	(7)%	(8)%
SOREL	150.0	143.5	5%	4%
prAna	36.9	33.1	11%	11%
Mountain Hardwear	29.1	27.2	7%	6%
Total	$915.7	$954.9	(4)%	(5)%

Product Category Net Sales:
Apparel, Accessories and Equipment	$661.4	$698.3	(5)%	(6)%
Footwear	254.3	256.6	(1)%	(2)%
Total	$915.7	$954.9	(4)%	(5)%

Channel Net Sales:
Wholesale	$446.0	$470.8	(5)%	(6)%
DTC	469.7	484.1	(3)%	(4)%
Total	$915.7	$954.9	(4)%	(5)%

Net Sales Commentary

•United States ("U.S.")
▪Wholesale net sales decreased mid-single-digit percent.
▪DTC net sales decreased mid-single-digit percent, driven by a high-20 percent decline in brick & mortar net sales, partially offset by a high-30 percent increase in e-commerce net sales.
▪The Company had 132 U.S. retail stores at December 31, 2020 (122 outlet; 10 branded) and 4 branded e-commerce sites, compared with 143 stores (122 outlet; 21 branded) and 4 branded e-commerce sites at the same time last year.

•Latin America and Asia Pacific ("LAAP")
▪China net sales decreased low-single-digit percent (high-single-digit percent constant-currency).
▪Japan net sales increased mid-single-digit percent (low-single-digit percent constant-currency).
▪Korea net sales were relatively flat (decreased low-single-digit percent constant-currency).
▪LAAP distributor net sales decreased low-50 percent, primarily reflecting lower Spring 2021 distributor orders.

•Europe, Middle East and Africa ("EMEA")
▪EMEA distributor net sales decreased high-50 percent, primarily reflecting lower Spring 2021 distributor orders and the timing of Spring 2021 shipments shifting out of fourth quarter 2020 into first quarter 2021.
▪Europe-direct net sales increased high-single-digit percent (low-single-digit percent constant-currency).

•Canada
▪Net sales increased 36 percent (37 percent constant-currency), benefiting from the later timing Fall 2020 shipments and to a lesser extent robust e-commerce sales.

Gross Margin

Gross margin expanded 50 basis points to 50.6 percent of net sales, from 50.1 percent of net sales for the comparable period in 2019, primarily reflecting:
•favorable channel sales mix, resulting from a higher proportion of DTC e-commerce sales, which generally carry higher gross margins;
•higher DTC product margins, reflecting lower promotional activity; and
•favorable effects from foreign currency hedge rates; partially offset by
•higher freight costs.

SG&A Expenses

SG&A expenses were relatively flat at $343.3 million, or 37.5 percent of net sales, from $344.4 million, or 36.1 percent of net sales, for the comparable period in 2019. Fourth quarter 2020 SG&A expenses included $18.1 million in retail impairments and store closure charges and a $17.5 million prAna trademark impairment. The largest year-over-year changes within SG&A expenses included:
•lower retail expenses, primarily resulting from lower variable expenses associated with lower store traffic and sales volumes;

•lower incentive compensation expense; and
•lower discretionary expenses; largely offset by
•retail impairments and store closure charges; and
•a prAna trademark impairment.

Operating Income

Operating income decreased 11 percent to $123.7 million, or 13.5 percent of net sales, from operating income of $138.6 million, or 14.5 percent of net sales, for the comparable period in 2019.

Licensing Income

Net licensing income decreased 10 percent to $3.9 million from $4.4 million for the comparable period in 2019.

Income Tax Expense

Income tax expense of $27.5 million resulted in an effective income tax rate of 22.3 percent, compared to income tax expense of $26.8 million, or an effective income tax rate of 19.0 percent, for the comparable period in 2019. The year-over-year increase in the effective income tax rate primarily reflects a shift in the Company's geographic mix of pre-tax income to foreign jurisdictions with high tax rates.

Net Income
Net income decreased 16 percent to $95.8 million, or $1.44 per diluted share, from net income of $114.0 million, or $1.67 per diluted share, for the comparable period in 2019.

Full Year 2020 Financial Results
(All comparisons are between full year 2020 and full year 2019, unless otherwise noted).

Financial Summary

	Twelve Months Ended December 31,
(dollars in millions, except per share amounts)	2020	2019	Change
Net sales	$2,501.6	$3,042.5	(18)%
Gross margin	48.9%	49.8%	-90 bps
SG&A rate	43.9%	37.3%	660 bps
Operating income	$137.0	$395.0	(65)%
Operating margin	5.5%	13.0%	-750 bps
Net income	$108.0	$330.5	(67)%
Diluted earnings per share	$1.62	$4.83	(66)%

Net sales

Net sales decreased 18 percent to $2,501.6 million from $3,042.5 million in 2019.

Gross margin

Gross margin contracted 90 basis points to 48.9 percent of net sales from 49.8 percent of net sales in 2019.

SG&A expenses

SG&A decreased 3 percent to $1,098.9 million, or 43.9 percent of net sales, compared to $1,136.2 million, or 37.3 percent of net sales, in 2019.

Licensing Income

Net licensing income decreased 22 percent to $12.1 million from $15.5 million in 2019.

Operating Income

Operating income decreased 65 percent to $137.0 million, or 5.5 percent of net sales, from operating income of $395.0 million, or 13.0 percent of net sales, in 2019.

Income Tax Expense

Income tax expense of $31.5 million resulted in an effective income tax rate of 22.6 percent, compared to income tax expense of $74.9 million, or an effective income tax rate of 18.5 percent, in 2019. The year-over-year increase in the effective income tax rate primarily reflects the impact of a prior year one-time tax benefit, related to the passage of a Swiss tax reform package, that reduced the Company's 2019 effective tax rate.

Net Income

Net income decreased 67 percent to $108.0 million, or $1.62 per diluted share, compared to net income of $330.5 million, or $4.83 per diluted share, in 2019.

Balance Sheet as of December 31, 2020

Cash, cash equivalents and short-term investments totaled $791.9 million, compared to $687.7 million at December 31, 2020.

The company had no borrowings at quarter-end. During fourth quarter 2020, the Company refinanced its domestic credit agreement with a new agreement providing a $500 million five year unsecured revolving credit facility.

Inventories decreased 8 percent to $556.5 million, compared to $606.0 million at December 31, 2020. The primary driver of the year-over-year decrease in inventory was lower production and later receipts of Spring 2021 inventory. Inventory at quarter-end primarily consisted of current and future season product. Aged inventories increased year-over-year but continue to represent a manageable portion of our total inventory mix. We are pleased with the progress made during the quarter to improve our inventory position and remain confident in our ability to profitably sell remaining inventory in current and future seasons leveraging the Company's wholesale customers, DTC e-commerce platforms and our fleet of DTC brick & mortar stores.

Cash Flow for the Twelve Months Ended December 31, 2020

Net cash provided by operating activities was $276.1 million, compared to $285.5 million in 2019.
Capital expenditures totaled $28.8 million, compared to $123.5 million in 2019.

Share Repurchases for the Twelve Months Ended December 31, 2020

In first quarter 2020, the Company repurchased 1,557,184 shares of common stock for an aggregate of $132.9 million, or an average price per share of $85.34. As part of a broader capital preservation effort during the ongoing COVID-19 pandemic, the Company suspended share repurchases and has not repurchased shares since first quarter 2020. Management intends to resume share repurchase activity in 2021.

At its regular board meeting on January 29, 2021, the Board of Directors approved an additional $400.0 million share repurchase authorization. This is in addition to the $82.2 million currently remaining available under the prior share repurchase authorization. The share repurchase authorization does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

Quarterly Cash Dividend

The Board of Directors approved a regular quarterly cash dividend of $0.26 per share, payable on March 22, 2021 to shareholders of record on March 9, 2021.

Full Year 2021 Financial Outlook

The following forward-looking statements reflect our expectations as of February 4, 2021 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. These risks and uncertainties limit our ability to accurately forecast results. This outlook reflects our estimates as of February 4, 2021 regarding the impact on our operations of the COVID-19 pandemic, economic conditions, supply chain and logistics capacity constraints, and changes in consumer behavior and confidence, as well as geopolitical tensions. This outlook assumes a sequential recovery in brick & mortar retail traffic and sales throughout 2021. However, it is not possible to determine the ultimate impact on our operations for 2021, or whether other currently unanticipated direct or indirect consequences of the pandemic are reasonably likely to materially affect our operations.

Net Sales

The Company currently expects 2021 net sales to increase 18 to 20 percent to $2.95 to $3.00 billion from $2.50 billion in 2020. This net sales outlook is based on current and projected Spring and Fall 2021 orders that indicate a return to growth in our wholesale business, with notable strength in the Company's projected Fall 2021 order book. Other items contemplated in this outlook include continued DTC e-commerce growth and continued recovery of DTC brick & mortar traffic and sales. The recovery in brick & mortar sales factors in the benefit of lapping prior year temporary store closures as well as gradual fundamental improvement over the course of the year. The Company anticipates opening approximately 8 stores in the U.S. in 2021, primarily consisting of outlet stores. The number of store openings may increase as we finalize ongoing lease negotiations.

Gross Margin

The Company expects 2021 gross margin to improve 110 basis points to approximately 50 percent of net sales from 48.9 percent of net sales in 2020. Anticipated gross margin expansion primarily reflects favorable product costs for the Spring and Fall 2021 season, and, to a lesser degree, a lower proportion of wholesale close-out product sales and lower promotional activity in our DTC channels.

SG&A Expenses

For 2021, the Company expects SG&A expenses to increase at a slower rate than net sales growth. SG&A expenses as a percent of net sales is expected to be 39.2 to 39.7 percent, compared to SG&A expenses as a percent of net sales of 43.9 percent in 2020. Anticipated year-over-year SG&A expense growth is expected to be primarily driven by:
•increased expenses to support net sales growth across global DTC operations and distribution centers, other variable expenses;
•an increase in demand creation spending; and
•higher incentive compensation; partially offset by
•the non-recurrence of expenses related to retail impairment and store closure charges, the impairment of prAna’s trademark, and certain COVID-19 related expenses;
•cost reductions resulting from organizational restructuring and retail store labor and lease optimization; and
•lower bad debt expense.

Demand creation as a percent of net sales is anticipated to be 6.0 percent in 2021, compared to 5.7 percent in 2020. We anticipate SG&A expense will benefit as store closure negotiations are finalized and the related lease liabilities are settled which we expect to partially offset the related store closure charges incurred in 2020.

Operating Income

Based on the above assumptions, the Company expects 2021 operating income of $320 to $346 million, resulting in operating margin of 10.8 to 11.5 percent compared to operating margin of 5.5 percent in 2020.

Income Tax Expense

The Company expects an estimated effective income tax rate of approximately 22 percent. Our 2021 effective income tax rate may be affected by unanticipated impacts from changes in international, federal or state tax policies, changes in the Company's geographic mix of pre-tax income, other discrete events, as well as differences from our estimate of the tax benefits associated with employee equity awards and our estimate of the tax impact of various tax initiatives.

Net Income

The Company expects 2021 net income of $250 to $270 million, or diluted earnings per share of $3.75 to $4.05.

Balance Sheet and Cash Flows

We have taken a disciplined approach to buying inventory for the Spring 2021 season and will be maximizing utilization of on-hand inventory, with an acute focus on managing inventory levels, generating cash flows and improving turns. The Company currently expects to grow inventory at a rate slower than sales growth and improve inventory turns in 2021.

The Company expects 2021 operating cash flow of $300 to $320 million.

The Company expects 2021 capital expenditures of $60 to $80 million.

First Half 2021 Commentary

Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal net sales and profitability pattern weighted toward the second half of the year.

Based on advance wholesale orders for the Spring 2021 season and plans for a return to growth in our global DTC businesses as we anniversary prior year temporary store closures, we believe high-teens percent to low-20 percent year-over-year net sales growth in first half 2021 is achievable. Looking at the timing of Spring 2021 inventory receipts and deliveries, we expect net sales growth to be heavily weighted to second quarter 2021. Industry-wide constraints on ocean transportation, including vessel and container shortages, are resulting in a later sell-in season when compared to 2020. Our supply chain and logistics teams are working diligently to mitigate disruptions.

Strategic Priorities

We are committed to driving sustainable and profitable long-term growth and investing in our strategic priorities to:

•drive brand awareness and sales growth through increased, focused demand creation investments;
•enhance consumer experience and digital capabilities in all our channels and geographies;
•expand and improve global DTC operations with supporting processes and systems; and
•invest in our people and optimizing our organization across our portfolio of brands.

Capital Allocation

Based on the strength of our balance sheet and confidence in our long-term growth, cash flow generation and earnings recovery we have reinstated our historical capital allocation strategy. In this framework, our top priority for cash is to continue to invest in our business to enable long-term profitable growth. Our second priority is to return at least 40 percent of annual free cash flow to shareholders in the form of dividends and share repurchases, with an aspiration to increase our dividend over time. Other uses of cash include opportunistic mergers and acquisitions.

Experience First Initiative ("X1")

During 2018, we commenced investment in our X1 initiative, which was designed to enhance our e-commerce systems to take advantage of the changes in consumer browsing and purchasing behavior towards mobile devices. It encompassed re-implementation of our e-commerce platforms to offer improved search, browsing, checkout, payment options, loyalty and customer care experiences for mobile shoppers. In 2019, we implemented X1 across 10 countries in Europe-direct and for the prAna brand in the U.S. In third quarter 2020, we implemented X1 in North America for the Columbia, SOREL and Mountain Hardwear brands.
Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in United States dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the United States dollar. To supplement financial information reported in accordance with GAAP, the Company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into United States dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP financial measure useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

The non-GAAP financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the "Reconciliation of GAAP to Non-GAAP Financial Measures" table included herein. The non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including full year 2021 net sales, gross margin, SG&A expense, operating income, effective income tax rate, net income, diluted earnings per share, inventory, cash flows, and capital expenditures, as well as a return to growth of the wholesale business and DTC brick & mortar business, with continued DTC e-commerce growth, and first half 2021 net sales growth. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should," "may", "believe" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties include those relating to the impact of the COVID-19 pandemic on our operations, which is highly dependent on numerous factors that we may not be able to predict or control, including: the duration and scope of the COVID-19 pandemic, including any recurrence due to variants; actions that may be taken to contain the pandemic or to treat its impact, including lock-downs and the speed of the vaccination roll-out; economic slowdowns that have and may continue to result from the pandemic; workforce staffing and productivity; our ability to continue operations in affected areas; supply chain and logistics capacity constraints; and consumer demand and spending patterns, as well as the effects on suppliers, creditors, and wholesale customers, all of which are uncertain. The Company cautions that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Three Months Ended December 31,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2020	Translation	2020(1)	2019	% Change	% Change(1)
Geographical Net Sales:
U.S.	$599.1	$—	$599.1	$634.0	(6)%	(6)%
LAAP	163.6	(6.3)	157.3	171.6	(5)%	(8)%
EMEA	85.6	(3.9)	81.7	99.8	(14)%	(18)%
Canada	67.4	0.3	67.7	49.5	36%	37%
Total	$915.7	$(9.9)	$905.8	$954.9	(4)%	(5)%

Brand Net Sales:
Columbia	$699.7	$(8.5)	$691.2	$751.1	(7)%	(8)%
SOREL	150.0	(1.2)	148.8	143.5	5%	4%
prAna	36.9	—	36.9	33.1	11%	11%
Mountain Hardwear	29.1	(0.2)	28.9	27.2	7%	6%
Total	$915.7	$(9.9)	$905.8	$954.9	(4)%	(5)%

Product Category Net Sales:
Apparel, Accessories and Equipment	$661.4	$(7.0)	$654.4	$698.3	(5)%	(6)%
Footwear	254.3	(2.9)	251.4	256.6	(1)%	(2)%
Total	$915.7	$(9.9)	$905.8	$954.9	(4)%	(5)%

Channel Net Sales:
Wholesale	$446.0	$(4.6)	$441.4	$470.8	(5)%	(6)%
DTC	469.7	(5.3)	464.4	484.1	(3)%	(4)%
Total	$915.7	$(9.9)	$905.8	$954.9	(4)%	(5)%
(1) Constant-currency net sales information is a non-GAAP financial measure that excludes the effect of changes in foreign currency exchange rates against the United States dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year.